Exhibit 99.1

Contacts:	Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
investors@meritagehomes.com

Meritage Homes reports second quarter 2017 diluted EPS of $0.98 on higher margins, with continued progress on strategic initiatives

SCOTTSDALE, Ariz., August 1, 2017 - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, reported its second quarter results for the period ended June 30, 2017.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	% Chg	2017	2016	% Chg
Homes closed (units)	1,906	1,950	(2)%	3,487	3,438	1%
Home closing revenue	$797,780	$795,845	—%	$1,458,397	$1,391,462	5%
Average sales price - closings	$419	$408	3%	$418	$405	3%
Home orders (units)	2,153	2,073	4%	4,288	4,060	6%
Home order value	$878,718	$845,346	4%	$1,771,421	$1,649,946	7%
Average sales price - orders	$408	$408	—%	$413	$406	2%
Ending backlog (units)				3,428	3,314	3%
Ending backlog value				$1,448,782	$1,396,165	4%
Average sales price - backlog				$423	$421	—%
Earnings before income taxes	$63,205	$59,036	7%	$99,974	$87,921	14%
Net earnings	$41,580	$39,878	4%	$65,152	$60,847	7%
Diluted EPS	$0.98	$0.95	3%	$1.54	$1.45	6%

MANAGEMENT COMMENTS
“We generated further earnings growth in the second quarter this year as we achieved higher margins on the homes we delivered,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “While demand is generally strong across most of our markets, we are experiencing particularly strong demand for homes built to meet the desires of entry-level home buyers, especially in Arizona and Texas where we have opened more of those communities, and we have significant opportunities to capitalize on healthy demand in the South as we improve our performance in that region.
“The success we’re having with entry-level homes validates our strategic emphasis on that market segment, and we have continued to invest aggressively to meet future demand in that segment as more of those buyers enter the market. We secured more than 4,000 additional lots in the second quarter, and almost 70% of those are in communities that will target entry-level buyers,” explained Mr. Hilton.
“We have executed well on the strategic initiatives we laid out at the beginning of the year, growing our community count, improving our gross margins and managing our overhead expenses for greater earnings leverage. Our community count at mid-year was up 7% over June 30, 2016; our home closing gross margin improved 40 bps over last year’s second quarter and 150 bps sequentially over the first quarter this year; and we’ve improved our overhead leverage during the first two quarters, achieving our target of 10.5-11% in the second quarter this year,” he continued.
“Housing market conditions remain healthy and Meritage is well-positioned in many of the best markets. We believe that demand for new homes will continue to be strong, and we are prepared to take advantage of it,” Mr. Hilton concluded. “We are on track to deliver approximately 7,600-8,000 homes and generate estimated total closing revenue of $3.2-3.4 billion for the year. We anticipate pricing power in most markets will allow us to maintain gross margins consistent with 2016 while generating approximately $230-250 million in pre-tax earnings through a combination of cost management and operating leverage with our anticipated revenue growth.”

SECOND QUARTER RESULTS

•
Net earnings of $41.6 million ($0.98 per diluted share) for the second quarter of 2017, compared to prior year net earnings of $39.9 million ($0.95 per diluted share), primarily reflect higher home closing gross margins and overhead leverage, partially offset by a higher effective tax rate. Earnings before income taxes increased 7% year-over-year.

•
Second quarter effective tax rate was 34% in 2017, compared to 32% in 2016. The lower rate in 2016 reflected the significant impact of energy tax credits captured on energy-efficient homes closed in 2016 and prior periods, which Congress has not extended for 2017, resulting in a higher assumed effective tax rate this year.

•
Home closing revenue was consistent with the prior year, as a 3% increase in average closing price offset a 2% decrease in home closings compared to the second quarter of 2016. The West and Central regions delivered year-over-year increases of 11% and 9% in home closing revenue, respectively, reflecting strong growth in Arizona and Texas. A 21% decline in East region home closing revenue reflected lower orders over the last three quarters as the region was going through a product library upgrade which delayed the openings of a number of communities.

•
Home closing gross margin was 17.7% for the second quarter of 2017, compared to 17.3% in the second quarter of 2016. The margin improvement reflects increases in home prices that generally offset increases in land and construction costs, as well as improved leverage of construction overhead expenses.

•
Selling, general and administrative expenses were 10.6% of home closing revenue, an improvement of 10 bps from 10.7% in the second quarter of 2016, and 120 bps lower than the first quarter of 2017, reflecting successful cost controls and overhead leverage.

•
Total orders for the second quarter increased 4% year-over-year due to strong demand in the West and Central regions. Orders increased 30% over the second quarter of 2016 in Texas, as a result of a 24% increase in average active communities during the quarter and a 5% increase in absorptions (orders per average active community). Orders increased 2% in the West on a 4% increase in absorptions that was mostly offset by a 3% decline in average community count. East region orders were down 13% compared to the prior year’s second quarter, primarily due to a 12% decline in absorptions.

•	Total active community count increased to 257 at June 30, 2017, from 241 at June 30, 2016, resulting in a 6% increase in average active communities during the second quarter.

•
Average sales prices (ASP) on orders for the company as a whole were flat year-over-year, with a 7% increase in the East region ASP, while Arizona and Texas ASP’s were 7% and 3% lower, respectively, compared to the prior year’s second quarter, reflecting a mix shift toward more entry-level and first-time buyer homes.

YEAR TO DATE RESULTS

•	Net earnings were $65.2 million for the first half of 2017, a 7% increase over $60.8 million for the first half of 2016, primarily driven by a 5% increase in home closing revenue.

•	Home closings for the first half of the year increased 1% over 2016 and average prices on closings rose 3%.

•
Home closing gross profit increased 3% to $248.2 million in the first half of 2017 compared to $241.1 million in the first half of 2016, as higher closing revenue was offset partially by a decline in home closing gross margins. While second quarter home closing gross margins improved year-over-year, first quarter gross margins were negatively impacted by up-front costs associated with opening new communities that contributed no revenue to offset those increased costs.

•
Total commissions and selling expenses declined 30 basis points to 7.1% of year-to-date 2017 home closing revenue from 7.4% in 2016, while general and administrative expenses declined 20 basis points to 4.0% of total closing revenue in the first half of 2017, compared to 4.2% in 2016.

•	The effective tax rate for the first half of 2017 was 35%, compared to 31% for the first half of 2016, due to the absence of energy tax credits in 2017, which the U.S. Congress has not extended.

BALANCE SHEET

•
Cash and cash equivalents at June 30, 2017, totaled $216.7 million, compared to $131.7 million at December 31, 2016, primarily reflecting proceeds from the issuance of $300 million in new senior notes on June 6, 2017. The proceeds were used to repay borrowings under the Company’s revolving credit facility and repurchase approximately $52 million of the Company’s 1.875% convertible senior notes, as well as investing in additional real estate inventory. A total of $278.6 million was invested in land and development during the second quarter of 2017 to meet current demand and position the company for future growth.

•
Meritage ended the second quarter of 2017 with approximately 33,500 total lots owned or under control, compared to approximately 28,900 total lots at June 30, 2016, as the company secured more than 4,000 new lots during the quarter. Approximately half of those additions were in Texas to meet strong demand. Approximately 70% of the newly controlled lots added during the quarter were in communities planned for entry-level or first-time buyers.

•
Debt-to-capital and net debt-to-capital ratios at June 30, 2017 were 47.6% and 43.3%, compared to 44.2% and 41.2%, respectively, at December 31, 2016, reflecting the increased investment of cash into homes and land under development, while remaining well within management’s target range for this key ratio.

•
The Company intends to issue a notice of redemption for the remaining 1.875% convertible senior notes due September 15, 2032, as of the first call date in September 2017, with available cash from the notes issued in June 2017.

CONFERENCE CALL
Management will host a conference call today to discuss the Company's results at 10:30 a.m. Eastern Time (7:30 a.m. in Arizona). The call will be webcast with an accompanying slideshow available on the "Investor Relations" page of the Company's web site at http://investors.meritagehomes.com. Telephone participants may avoid any delays by pre-registering for the call using the following link to receive a special dial-in number and PIN.
Conference Call registration link: http://dpregister.com/10108854.
Telephone participants who are unable to pre-register may dial in to 866-226-4948 on the day of the call. International dial-in number is 1-412-902-4125 or 1-855-669-9657 for Canada.
A replay of the call will be available beginning at approximately 12:30 p.m. ET on August 1, on the website noted above, or by dialing 877-344-7529, 1-412-317-0088 for international or 1-855-669-9658 for Canada, and referencing conference number 10108854. The replay will be available through until August 15, 2017.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Homebuilding:
Home closing revenue	$797,780	$795,845	$1,458,397	$1,391,462
Land closing revenue	4,198	2,051	16,353	4,200
Total closing revenue	801,978	797,896	1,474,750	1,395,662
Cost of home closings	(656,870)	(658,099)	(1,210,219)	(1,150,369)
Cost of land closings	(4,198)	(1,693)	(13,858)	(3,393)
Total cost of closings	(661,068)	(659,792)	(1,224,077)	(1,153,762)
Home closing gross profit	140,910	137,746	248,178	241,093
Land closing gross profit	—	358	2,495	807
Total closing gross profit	140,910	138,104	250,673	241,900
Financial Services:
Revenue	3,649	3,476	6,593	5,976
Expense	(1,551)	(1,508)	(2,930)	(2,754)
Earnings from financial services unconsolidated entities and other, net	3,459	3,795	6,184	6,587
Financial services profit	5,557	5,763	9,847	9,809
Commissions and other sales costs	(54,701)	(56,379)	(103,021)	(102,556)
General and administrative expenses	(29,591)	(28,898)	(59,213)	(58,516)
Earnings from other unconsolidated entities, net	570	573	943	416
Interest expense	(1,620)	(1,672)	(2,445)	(4,960)
Other income, net	2,080	1,545	3,190	1,828
Earnings before income taxes	63,205	59,036	99,974	87,921
Provision for income taxes	(21,625)	(19,158)	(34,822)	(27,074)
Net earnings	$41,580	$39,878	$65,152	$60,847

Earnings per share:
Basic
Earnings per share	$1.03	$1.00	$1.62	$1.52
Weighted average shares outstanding	40,317	40,012	40,248	39,926
Diluted
Earnings per share	$0.98	$0.95	$1.54	$1.45
Weighted average shares outstanding	42,781	42,533	42,836	42,477

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2017	December 31, 2016
Assets:
Cash and cash equivalents	$216,739	$131,702
Other receivables	73,109	70,355
Real estate (1)	2,638,407	2,422,063
Real estate not owned	9,987	—
Deposits on real estate under option or contract	74,750	85,556
Investments in unconsolidated entities	16,678	17,097
Property and equipment, net	32,620	33,202
Deferred tax asset	55,290	53,320
Prepaids, other assets and goodwill	83,112	75,396
Total assets	$3,200,692	$2,888,691
Liabilities:
Accounts payable	$139,957	$140,682
Accrued liabilities	166,080	170,852
Home sale deposits	36,197	28,348
Liabilities related to real estate not owned	8,489	—
Loans payable and other borrowings	17,256	32,195
Senior and convertible senior notes, net	1,340,274	1,095,119
Total liabilities	1,708,253	1,467,196
Stockholders' Equity:
Preferred stock	—	—
Common stock	403	400
Additional paid-in capital	578,295	572,506
Retained earnings	913,741	848,589
Total stockholders’ equity	1,492,439	1,421,495
Total liabilities and stockholders’ equity	$3,200,692	$2,888,691
(1) Real estate – Allocated costs:
Homes under contract under construction	$662,829	$508,927
Unsold homes, completed and under construction	423,887	431,725
Model homes	146,602	147,406
Finished home sites and home sites under development	1,405,089	1,334,005
Total real estate	$2,638,407	$2,422,063

Supplemental Information and Non-GAAP Financial Disclosures (Dollars in thousands – unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Depreciation and amortization	$4,202	$4,198	$7,872	$7,600

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$70,885	$64,126	$68,196	$61,202
Interest incurred	19,280	17,713	37,175	35,272
Interest expensed	(1,620)	(1,672)	(2,445)	(4,960)
Interest amortized to cost of home and land closings	(16,218)	(15,485)	(30,599)	(26,832)
Capitalized interest, end of period	$72,327	$64,682	$72,327	$64,682

	June 30, 2017	December 31, 2016
Notes payable and other borrowings	$1,357,530	$1,127,314
Stockholders' equity	1,492,439	1,421,495
Total capital	2,849,969	2,548,809
Debt-to-capital	47.6%	44.2%
Notes payable and other borrowings	$1,357,530	$1,127,314
Less: cash and cash equivalents	$(216,739)	$(131,702)
Net debt	1,140,791	995,612
Stockholders’ equity	1,492,439	1,421,495
Total net capital	$2,633,230	$2,417,107
Net debt-to-capital	43.3%	41.2%

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net earnings	$65,152	$60,847
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	7,872	7,600
Stock-based compensation	5,785	7,313
Excess income tax provision from stock-based awards	—	526
Equity in earnings from unconsolidated entities	(7,127)	(7,003)
Distribution of earnings from unconsolidated entities	6,712	7,343
Other	10	3,262
Changes in assets and liabilities:
Increase in real estate	(211,384)	(193,981)
Decrease/(increase) in deposits on real estate under option or contract	9,308	(3,551)
Increase in other receivables, prepaids and other assets	(9,428)	(9,368)
(Decrease)/increase in accounts payable and accrued liabilities	(5,497)	12,944
Increase in home sale deposits	7,849	3,449
Net cash used in operating activities	(130,748)	(110,619)
Cash flows from investing activities:
Investments in unconsolidated entities	(408)	(159)
Distributions of capital from unconsolidated entities	1,250	—
Purchases of property and equipment	(8,322)	(7,570)
Proceeds from sales of property and equipment	86	87
Maturities/sales of investments and securities	1,258	645
Payments to purchase investments and securities	(1,258)	(645)
Net cash used in investing activities	(7,394)	(7,642)
Cash flows from financing activities:
Repayment of Credit Facility, net	(15,000)	—
Repayment of loans payable and other borrowings	(5,725)	(15,482)
Repurchase of senior subordinated notes	(52,098)	—
Proceeds from issuance of senior notes	300,000	—
Payment of debt issuance costs	(3,998)	—
Excess income tax provision from stock-based awards	—	(526)
Proceeds from stock option exercises	—	232
Net cash provided by/(used in) financing activities	223,179	(15,776)
Net increase/(decrease) in cash and cash equivalents	85,037	(134,037)
Beginning cash and cash equivalents	131,702	262,208
Ending cash and cash equivalents	$216,739	$128,171

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(Unaudited)

	Three Months Ended June 30,
	2017		2016
	Homes	Value	Homes	Value
Homes Closed:
Arizona	419	$141,015	279	$94,048
California	231	140,270	280	156,058
Colorado	154	88,289	169	82,472
West Region	804	369,574	728	332,578
Texas	610	225,679	556	206,907
Central Region	610	225,679	556	206,907
Florida	187	82,448	257	103,342
Georgia	73	25,366	81	27,383
North Carolina	132	59,560	179	76,507
South Carolina	70	23,866	88	27,748
Tennessee	30	11,287	61	21,380
East Region	492	202,527	666	256,360
Total	1,906	$797,780	1,950	$795,845
Homes Ordered:
Arizona	397	$129,870	331	$115,812
California	274	162,597	289	165,931
Colorado	133	76,978	169	84,398
West Region	804	369,445	789	366,141
Texas	714	254,642	550	202,948
Central Region	714	254,642	550	202,948
Florida	283	120,951	267	106,913
Georgia	99	32,865	115	38,356
North Carolina	143	61,375	159	66,944
South Carolina	66	22,840	118	38,468
Tennessee	44	16,600	75	25,576
East Region	635	254,631	734	276,257
Total	2,153	$878,718	2,073	$845,346

	Six Months Ended June 30,
	2017		2016
	Homes	Value	Homes	Value
Homes Closed:
Arizona	715	$241,565	496	$169,047
California	441	272,364	487	276,778
Colorado	282	155,649	307	147,799
West Region	1,438	669,578	1,290	593,624
Texas	1,105	400,388	1,021	366,878
Central Region	1,105	400,388	1,021	366,878
Florida	333	148,022	413	166,664
Georgia	128	45,841	146	49,397
North Carolina	263	116,467	297	126,884
South Carolina	143	49,921	155	48,919
Tennessee	77	28,180	116	39,096
East Region	944	388,431	1,127	430,960
Total	3,487	$1,458,397	3,438	$1,391,462
Homes Ordered:
Arizona	800	$263,702	590	$205,992
California	602	356,355	559	316,943
Colorado	276	159,073	338	171,024
West Region	1,678	779,130	1,487	693,959
Texas	1,407	506,415	1,141	419,013
Central Region	1,407	506,415	1,141	419,013
Florida	522	222,511	494	199,507
Georgia	168	55,267	220	73,551
North Carolina	293	127,707	348	144,025
South Carolina	138	48,378	225	72,689
Tennessee	82	32,013	145	47,202
East Region	1,203	485,876	1,432	536,974
Total	4,288	$1,771,421	4,060	$1,649,946

Order Backlog:
Arizona	529	$183,480	411	$154,851
California	392	237,629	361	224,311
Colorado	267	157,508	363	185,376
West Region	1,188	578,617	1,135	564,538
Texas	1,233	460,761	1,062	402,329
Central Region	1,233	460,761	1,062	402,329
Florida	442	190,943	368	150,849
Georgia	131	42,789	169	57,580
North Carolina	223	98,492	311	128,619
South Carolina	111	39,093	158	53,881
Tennessee	100	38,087	111	38,369
East Region	1,007	409,404	1,117	429,298
Total	3,428	$1,448,782	3,314	$1,396,165

Meritage Homes Corporation and Subsidiaries
Operating Data
(Unaudited)

	Three Months Ended June 30,
	2017		2016
	Ending	Average	Ending	Average
Active Communities:
Arizona	39	40.5	43	42.5
California	26	27.5	25	24.5
Colorado	10	10.0	12	13.0
West Region	75	78.0	80	80.0
Texas	92	88.5	73	71.5
Central Region	92	88.5	73	71.5
Florida	30	31.0	26	26.0
Georgia	19	18.0	17	17.5
North Carolina	20	19.0	22	23.0
South Carolina	14	14.5	16	16.0
Tennessee	7	7.5	7	8.0
East Region	90	90.0	88	90.5
Total	257	256.5	241	242.0

	Six Months Ended June 30,
	2017		2016
	Ending	Average	Ending	Average
Active Communities:
Arizona	39	40.5	43	42.0
California	26	27.0	25	24.5
Colorado	10	10.0	12	14.0
West Region	75	77.5	80	80.5
Texas	92	86.0	73	72.5
Central Region	92	86.0	73	72.5
Florida	30	28.5	26	28.5
Georgia	19	18.0	17	17.0
North Carolina	20	18.5	22	24.0
South Carolina	14	14.5	16	17.0
Tennessee	7	7.0	7	8.0
East Region	90	86.5	88	94.5
Total	257	250.0	241	247.5

About Meritage Homes Corporation
Meritage Homes is the eighth-largest public homebuilder in the United States, based on homes closed in 2016. Meritage Homes builds and sells single-family homes for entry-level, first-time, move-up, luxury and active adult buyers across the Western, Southern and Southeastern United States. Meritage Homes builds in markets including Sacramento, San Francisco Bay area, southern coastal and Inland Empire markets in California; Houston, Dallas-Ft. Worth, Austin and San Antonio, Texas; Phoenix/Scottsdale, Green Valley and Tucson, Arizona; Denver and Fort Collins, Colorado; Orlando, Tampa and south Florida; Raleigh and Charlotte, North Carolina; Greenville-Spartanburg and York County, South Carolina; Nashville, Tennessee; and Atlanta, Georgia.
Meritage Homes has designed and built over 100,000 homes in its 32-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience. Meritage Homes is the industry leader in energy-efficient homebuilding and has received the U.S. Environmental Protection Agency's ENERGY STAR Partner of the Year for Sustained Excellence Award every year since 2013 for innovation and industry leadership in energy efficient homebuilding.
For more information, visit www.meritagehomes.com.
This press release and the accompanying comments during our analyst call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include management's expectations with respect to future growth, execution of strategic initiatives and projections with respect to the entry-level and first-time home buyer market, as well as projected home closings and home closing revenue, home closing gross margins and pre-tax earnings for the full year 2017.
Such statements are based upon the current beliefs and expectations of Company management, and current market conditions, which are subject to significant uncertainties and fluctuations. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: the availability and cost of finished lots and undeveloped land; changes in interest rates and the availability and pricing of residential mortgages; the success of strategic initiatives; shortages in the availability and cost of labor; changes in tax laws that adversely impact us or our homebuyers; the ability of our potential buyers to sell their existing homes; cancellation rates; inflation in the cost of materials used to develop communities and construct homes; the adverse effect of slow absorption rates; impairments of our real estate inventory; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of earnest or option deposits; our potential exposure to and impacts from natural disasters or severe weather conditions; competition; construction defect and home warranty claims; failures in health and safety performance; our success in prevailing on contested tax positions; our ability to obtain performance bonds in connection with our development work; the loss of key personnel; enactment of new laws or regulations or our failure to comply with laws and regulations; our limited geographic diversification; fluctuations in quarterly operating results; our level of indebtedness; our ability to obtain financing; our ability to successfully integrate acquired companies and achieve anticipated benefits from these acquisitions; our compliance with government regulations; the effect of legislative and other governmental actions, orders, policies or initiatives that impact housing, labor availability, construction, mortgage availability, our access to capital, the cost of capital or the economy in general, or other initiatives that seek to restrain growth of new housing construction or similar measures; legislation relating to energy and climate change; the replication of our energy-efficient technologies by our competitors; our exposure to information technology failures and security breaches; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2016 and our subsequent Form 10-Q, under the caption "Risk Factors," which can be found on our website.